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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated May 6, 1998 (except for Note 12, as to which the date is May 28, 1998) and February 13, 1998 (except for Note 12, as to which the date is May 28, 1998) in the Registration Statement (Form S-4) and the related Prospectus of Global Imaging Systems, Inc. for the registration of $100 million of 10.75% Senior Subordinated Notes due 2007.

                                          /s/ Ernst & Young LLP

Tampa, Florida
May 3, 1999